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                                                                    EXHIBIT 23.2

                       CONSENT TO BE NAMED AS A DIRECTOR

    I hereby consent to be named as a person who will become a director of U.S. Office Products Company (the "Company") in the registration statement on Form S-4 to be filed by the Company with the Securities and Exchange Commission relating to the offer by the Company to exchange Common Stock for its 5 1/2% Convertible Subordinated Notes due 2001 at a temporarily reduced conversion price.

                                          /s/ L. Dennis Kozlowski
                                          L. Dennis Kozlowski


Dated: April 30, 1998